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                                                                     EXHIBIT 5.1

                                October 20, 2004

Celebrate Express, Inc.
11220-120th Ave. NE
Kirkland, WA 98033

       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on October 20, 2004 in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,525,431 shares of your Common Stock (the "Shares") reserved for issuance under the 2004 Amended and Restated Equity Incentive Plan and the Employee Stock Purchase Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

      It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

                                  Very truly yours,

                                  HELLER EHRMAN WHITE & MCAULIFFE LLP

                                  /s/ Heller Ehrman White & McAuliffe LLP